As filed with the Securities and Exchange Commission on March 13, 2013
Registration No. 333-163411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

POST-EFFECTIVE AMENDMENT NO. 10 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________________________________

Wells Core Office Income REIT, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________

6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
(770) 449-7800
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
_______________________________________

Leo F. Wells, III
President
Wells Core Office Income REIT, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
(770) 449-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________

Copies to:

Robert H. Bergdolt, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
_______________________________________
Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-163411
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
_______________________________________
Explanatory Note
This Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (No. 333-163411) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits
(b) Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description

23.4	Consent of Deloitte & Touche LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on March 13, 2013.

Wells Core Office Income REIT, Inc.

Dated:	March 13, 2013	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	President and Director
	Leo F. Wells, III	(Principal Executive Officer)	March 13, 2013

	/s/ Douglas P. Williams	Executive Vice President, Secretary and
	Douglas P. Williams	Treasurer (Principal Financial Officer)	March 13, 2013

	*	Director
	Frank M. Bishop		March 13, 2013

	*	Director
	Harvey E. Tarpley		March 13, 2013

*By:	/s/ Douglas P. Williams
	Douglas P. Williams		March 13, 2013
Attorney-In-Fact